Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE SECOND QUARTER OF 2013

Syracuse, New York — (Business Wire) — August 6, 2013 — Carrols Restaurant Group, Inc. ("Carrols" or the “Company”) (Nasdaq: TAST) today announced financial results for the second quarter ended June 30, 2013. The Company also updated its prior annual guidance for 2013.

Highlights for the second quarter of 2013 versus the second quarter of 2012 include:

▪	Restaurant sales increased 42.1% to $173.5 million including $78.2 million in sales from the BURGER KING® restaurants that were acquired on May 30, 2012;

▪	Comparable restaurant sales at legacy restaurants increased 1.4% compared to an 8.8% increase in the prior year period, marking eight consecutive quarters of positive comparable restaurant sales;

▪	Net loss from continuing operations was $3.5 million, or $0.15 per diluted share, compared to a net loss from continuing operations of $779,000, or $0.03 per diluted share, in the prior year period;

▪
Net loss from continuing operations included a charge of $2.2 million ($0.06 per diluted share after tax) related to impairment and other lease charges (largely attributable to restaurant closings during the period). Net loss from continuing operations in the second quarter of 2012 included a loss on extinguishment of debt of $1.5 million ($0.04 per diluted share after tax), costs related to the Company's now settled EEOC litigation of $0.7 million ($0.02 per diluted share after tax) and acquisition-related expenses of $0.8 million ($0.02 per diluted share after tax); and

▪
Adjusted EBITDA, a non-GAAP measure, was $10.4 million compared to $8.6 million in the prior year period. (Please refer to the reconciliation of Adjusted EBITDA to net loss from continuing operations in the tables at the end of this release).

As of June 30, 2013, Carrols owned and operated 566 BURGER KING® restaurants.

Daniel T. Accordino, Chief Executive Officer of Carrols Restaurant Group, Inc. said, “We continued our trend of comparable restaurant sales gains with a 1.4% increase for the quarter at our legacy restaurants which we view as a solid accomplishment in the face of lapping an 8.8% comparison from 2012 and a somewhat heightened competitive environment. Restaurant-level profitability and margins also improved at our legacy restaurants as we effectively leveraged the higher sales, while also benefiting from favorable mix changes and higher check averages brought about by the brand initiatives over the past year.”

Accordino continued, “We also made additional progress on a number of fronts with the Burger King restaurants that we acquired last year as we increased average weekly sales, continued to improve operations, and expanded both restaurant-level profitability and margins. On a sequential basis, operating margins increased 438 basis points at the acquired restaurants from the first quarter of 2013, and the overall difference compared to our legacy restaurants narrowed by 112 basis points in the quarter. We expect to make continual progress in improving the profitability at these restaurants in the future.”

Accordino concluded, “On a macro level, it appears that there has recently been a modest pullback in consumer spending. And, while our July 2013 comparable sales were approximately 1% negative, this was against a strong 8.7% comparable sales increase in July 2012. Overall, we believe that Burger King's product pipeline and balanced promotional activity position the brand well as we move through the balance of the year.”

Second Quarter 2013 Financial Results

Restaurant sales grew 42.1% to $173.5 million in the second quarter of 2013, including $78.2 million of sales from the acquired restaurants, compared to $122.1 million in the second quarter of 2012. From the period of May 30, 2012 to July 1, 2012, the acquired BURGER KING® restaurants generated sales of $27.5 million.

Comparable restaurant sales at the legacy restaurants increased 1.4% including an increase in average check of 1.0% and a 0.4% increase in customer traffic. In the second quarter of 2012, comparable restaurant sales at legacy restaurants increased 8.8%.

Average weekly sales for the acquired restaurants were $21,950 and increased 0.7% from the second quarter of 2012. This increase was net of an approximate 2% decline at the acquired restaurants from our elimination of 24 hour operations in a large number of such restaurants in the third quarter last year.

Adjusted EBITDA was $10.4 million in the second quarter of 2013, or 6.0% of restaurant sales, compared to $8.6 million in the second quarter of 2012, or 7.1% of restaurant sales. Although both the legacy and acquired restaurants contributed positively to Adjusted EBITDA, Adjusted EBITDA margin was lower compared to the prior year period due to inclusion of the acquired restaurants for the entire quarter in 2013. The acquired restaurants also demonstrated a sequential improvement from the first quarter of 2013 in both Adjusted EBITDA and Adjusted EBITDA margin.

General and administrative expenses were $9.5 million in the second quarter of 2013 compared to $8.1 million in the second quarter of 2012 but decreased, as a percentage of sales, from 6.6% to 5.5%.

Included in the second quarter 2013 results were impairment and other lease charges of $2.2 million. This included impairment charges of $0.6 million for certain underperforming restaurants and a $1.6 million reserve for future rental payments and lease related costs due to the closing of four of the acquired restaurants. These four restaurants had negative restaurant-level cash flow of approximately $0.74 million for the prior twelve month period.

Interest expense increased to $4.7 million from $2.6 million in the second quarter of 2012 from higher outstanding indebtedness and higher interest rates from the refinancing completed on May 30, 2012.

Net loss from continuing operations was $3.5 million, or $0.15 per diluted share, compared to a net loss from continuing operations of $779,000, or $0.03 per diluted share, in the prior year period.

Net loss from continuing operations included a charge of $2.2 million ($0.06 per diluted share after tax) related to impairment and other lease charges. Net loss from continuing operations in the second quarter of 2012 included certain charges, including a loss on extinguishment of debt of $1.5 million ($0.04 per diluted share after tax), costs related to the Company's EEOC litigation settled in the first quarter of 2013 of $0.7 million ($0.02 per diluted share after tax), and acquisition related expenses of $0.8 million ($0.02 per diluted share after tax).

2013 Guidance

Based upon the Company's year-to-date performance and expectations for the remainder of the year, the Company has refined its prior annual guidance:

▪	Total restaurant sales of $660 million to $680 million including a comparable restaurant sales increase at legacy restaurants of 1.5% to 3.5%;

▪	A commodity cost increase of 1% to 2%;

▪	General and administrative expenses of approximately $35 million to $36 million (excluding stock compensation costs);

▪	An effective income tax benefit of 42% to 45% including the carryover benefit for 2012 WOTC credits;

▪
Capital expenditures of approximately $45 million to $50 million, including $35 million to $40 million for remodeling 100 to 110 restaurants, of which 71 were completed in the first half of 2013. Estimated remodeling expenditures include $6.5 million for the relocation of two restaurants to new sites and for costs to scrape and completely rebuild four restaurants; and

▪	Eight to ten restaurant closures for the year (excluding the two restaurants to be relocated).

Conference Call Today
Daniel T. Accordino, Chief Executive Officer, and Paul Flanders, Chief Financial Officer, will host a conference call to discuss second quarter 2013 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 877-941-4774 or for international callers by dialing 480-629-9760. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4629724. The replay will be available until Tuesday, August 13, 2013. The call will also be webcast live from www.carrols.com under the investor relations section.

About the Company
Carrols Restaurant Group, Inc. is Burger King Corporation's largest franchisee, globally, with 566 BURGER KING® restaurants as of June 30, 2013 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Restaurant sales	$173,518	$122,104	$329,657	207,554
Costs and expenses:
Cost of sales	52,870	38,877	101,501	64,999
Restaurant wages and related expenses	53,665	37,446	104,332	65,314
Restaurant rent expense	11,869	7,932	23,578	13,615
Other restaurant operating expenses	27,547	18,221	53,783	31,864
Advertising expense	7,926	4,604	15,020	7,300
General and administrative expenses (b)	9,524	8,081	18,602	14,280
Depreciation and amortization	8,391	6,149	16,454	10,842
Impairment and other lease charges	2,198	101	2,828	127
Other income	—	—	(185)	—
Total costs and expenses	173,990	121,411	335,913	208,341
Loss from operations	(472)	693	(6,256)	(787)
Interest expense	4,711	2,646	9,422	3,561
Loss on extinguishment of debt	—	1,509	—	1,509
Loss from continuing operations before income taxes	(5,183)	(3,462)	(15,678)	(5,857)
Benefit for income taxes	(1,687)	(2,683)	(6,983)	(2,175)
Income from continuing operations	(3,496)	(779)	(8,695)	(3,682)
Loss from discontinued operations, net of tax	—	668	—	44
Net loss	$(3,496)	$(111)	$(8,695)	$(3,638)

Diluted net income (loss) per share:
Continuing operations	$(0.15)	$(0.03)	$(0.38)	$(0.16)
Discontinued operations	—	0.03	—	—
Diluted weighted average common shares outstanding (c)	22,899	22,742	22,884	22,413

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and six months ended June 30, 2013 and July 1, 2012 each included thirteen and twenty six weeks, respectively.

(b)
General and administrative expenses include stock-based compensation expense of $296 and $177 for the three months ended June 30, 2013 and July 1, 2012, respectively, and $597 and $279 for the six months ended June 30, 2013 and July 1, 2012, respectively. General and administrative expenses for the six months ended June 30, 2013 also included $85 of costs related to the Company's litigation with the EEOC that was settled in January 2013. General and administrative expenses for the three and six months ended months ended July 1, 2012 also included $836 and $1,247, respectively, of legal and professional fees incurred in connection with the acquisition, and $674 and $769, respectively of costs related to the Company's litigation with the EEOC.

(c)
Shares issuable for convertible preferred stock and non-vested restricted stock were not included in the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Restaurant Sales: (a)
Legacy restaurants	$95,311	$94,634	$181,076	$180,084
Acquired restaurants	78,207	27,470	148,581	27,470
Total restaurant sales	$173,518	$122,104	$329,657	$207,554
Change in Comparable Restaurant Sales (b)	1.4%	8.8%	1.2%	7.4%
Adjusted EBITDA (c)	10,413	8,630	13,708	12,477
Adjusted EBITDA margin (c)	6.0%	7.1%	4.2%	6.0%
Average Weekly Sales per Restaurant: (d)
Legacy restaurants	25,142	24,763	23,804	23,461
Acquired restaurants	21,950	21,798	20,848	21,798
Expenses - Legacy Restaurants: (e)
Cost of sales	29.8%	31.1%	29.7%	30.8%
Restaurant wages and related expenses	29.9%	30.2%	30.9%	31.3%
Restaurant rent expense	6.0%	6.1%	6.4%	6.4%
Other restaurant operating expenses	14.8%	14.5%	15.2%	15.2%
Advertising expense	4.4%	3.7%	4.3%	3.5%
Expenses - Acquired Restaurants: (e)
Cost of sales	31.3%	34.4%	32.1%	34.4%
Restaurant wages and related expenses	32.1%	32.4%	32.6%	32.4%
Restaurant rent expense	7.8%	7.8%	8.1%	7.8%
Other restaurant operating expenses	17.2%	16.5%	17.6%	16.5%
Advertising expense	4.8%	3.9%	4.8%	3.9%
Number of Restaurants:
Restaurants at beginning of period	571	297	572	298
New restaurants	—	—	—	—
Acquired restaurants	—	278	—	278
Closed restaurants	(5)	(1)	(6)	(2)
Restaurants at end of period	566	574	566	574

	At 6/30/2013	At 12/30/2012
Long-term Debt (f)	$160,972	$161,492
Cash (including $20 million of restricted cash)	33,129	58,290

(a)
Acquired restaurants represent the Burger King restaurants acquired from Burger King Corporation on May 30, 2012. Legacy restaurants refer to the Company's Burger King restaurants other than the acquired restaurants.

(b)
Restaurants are generally included in comparable restaurant sales after they have been open or owned for 12 months. Sales from the acquired restaurants are excluded from changes in the comparable restaurant sales in the three months ended June 30, 2013 as they were not operated by us for the entire three months ended July 1, 2012.

(c)
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA and Adjusted EBITDA to net loss from continuing operations for further detail. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total restaurant sales.

(d)	Average weekly restaurant sales are derived by dividing restaurant sales by the average number of restaurants operating during the period.

(e)	Represents restaurant expenses as a percentage of sales for the respective group of restaurants.

(f)
Long-term debt (including current portion) at June 30, 2013 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,198 of lease financing obligations and $9,774 of capital lease obligations. Long-term debt (including current portion) at December 30, 2012 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,197 of lease financing obligations and $10,295 of capital lease obligations.

Carrols Restaurant Group, Inc.
EBITDA and Adjusted EBITDA GAAP Reconciliation

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	June 30, 2013	July 1, 2012	June 30, 2013		July 1, 2012
EBITDA and Adjusted EBITDA: (a)
Net loss from continuing operations	$(3,496)	$(779)	$(8,695)		$(3,682)
Benefit for income taxes	(1,687)	(2,683)	(6,983)		(2,175)
Interest expense	4,711	2,646	9,422		3,561
Depreciation and amortization	8,391	6,149	16,454		10,842
EBITDA	7,919	5,333	10,198		8,546
Impairment and other lease charges	2,198	101	2,828		127
Acquisition and integration costs	—	836	—		1,247
EEOC litigation and settlement costs	—	674	85		769
Stock compensation expense	296	177	597	102	279
Loss on extinguishment of debt	—	1,509	—		1,509
Adjusted EBITDA	$10,413	$8,630	$13,708		$12,477

(a)
EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA represents net loss from continuing operations, before benefit for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition and integration costs, EEOC litigation and settlement costs, stock compensation expense and loss on extinguishment of debt. Management excludes these items from EBITDA when evaluating the Company's operating performance and believes that Adjusted EBITDA provides a more meaningful comparison than EBITDA of the Company's core business operating results, as well as with those of other similar companies. Management believes that EBITDA and Adjusted EBITDA, when viewed with the Company's results of operations calculated in accordance with GAAP and the accompanying reconciliation in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that EBITDA and Adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The table above provides a reconciliation between net loss from continuing operations and EBITDA and Adjusted EBITDA.